FORM 4              U.S. SECURITIES AND EXCHANGE COMMISSION            OMB APPROVAL
                            WASHINGTON, D.C. 20549                     OMB Number 3235-0287
                                                                       Expires: Sept. 30, 1998
                                                                       Estimated average burden
                                                                       hours per response...0.5
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction
1(b).

1. Name and Address of Reporting Person
   ------------------------------------
Keys                 Joseph                  C.
(Last)               (First)                 (Middle)

701 North Oxford
(Street)

Grosse Pointe Woods, MI 48236
(City)               (State)                 (Zip)

2. Issuer Name and Ticker or Trading Symbol:  Crowley, Milner and Company (COM)

3. IRS or Social Security Number of Reporting Person (Voluntary):  N/A

4. Statement for Month/Year:  December 1997

5. If Amendment, Date of Original (Month/Year):  N/A

6. Relationship of Reporting Person to Issuer
   (Check all applicable):
   [X]  Director                      [ ]  10% Owner
   [ ]  Officer (give title below)    [ ]  Other (specify below)

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                                                          6.
                                                 4.                         5.            Owner-
                                                 Securities Acquired (A)    Amount of     ship
                                  3.             or Disposed of (D)         Securities    Form:      7.
                                  Transaction    (Instr.3, 4 and 5)         Beneficially  Direct     Nature of
                   2.             Code           -----------------------    Owned at End  (D) or     Indirect
1.                 Transaction    (Instr.8)                (A)              of Month      Indirect   Beneficial
Title of Security  Date           ------------              or              (Instr. 3     (I)        Ownership
(Instr.3)          (mm/dd/yy)     Code     V     Amount    (D)     Price     and 4)       (Instr.4)  (Instr.4)
-----------------  -----------    ------------   -----------------------    ------------  ---------  ----------

Common Stock        12/4/97        S       -       600      D      $9.2917
Common Stock        12/29/97       S       -     9,400      D      $8.00     120,112.5       D        n/a

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr.3):

2.  Conversion or Exercise Price of Derivative Security:

3.  Transaction Date (mm/dd/yy):

4.  Transaction Code (Instr.8)--
         Code:
         V:

5.  Number of Derivative Securities Acquired (A) or Disposed of (D)(Instr.3, 4 and 5)--
         (A):
         (D):

6.  Date Exercisable and Expiration Date--
         Date Exercisable:
         Expiration Date:

7.  Title and Amount of Underlying Securities (Instr.3 and 4)--
         Title:
         Amount or Number of Shares:

8.  Price of Derivative Security (Instr.5)

9.  Number of Derivative Securities Beneficially Owned at End of Month (Instr.4):

10.  Ownership of Derivative Security:  Direct (D) or Indirect (I)(Instr.4):

11.  Nature of Indirect Beneficial Ownership (Instr.4):

Explanation of Responses:

/S/ JOSEPH C. KEYS
**Signature of Reporting Person                        Date:  January 8, 1998

**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  See 18 U.S.C. 1001 and
15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see
Instruction 6 for procedures.
                                                                                         SEC 1473(7-96)